Exhibit 6.4

VISKASE COMPANIES, INC.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made by and between Viskase Companies, Inc., a Delaware corporation (the “Company”), and Michael D. Schenker, an officer or employee of the Company or a subsidiary of the Company (the “Participant”) effective as of April 16, 2013.

In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Participant hereby agree as follows:

1.                                      Grant of Option.  The Company hereby irrevocably grants to the Participant the option (the “Option”) to purchase 325,000 shares (the “Option Shares”) of common stock, par value $.01 per share, of the Company (the “Common Stock”).  This Option is granted pursuant to and is subject to the terms and conditions of the Viskase Companies, Inc. 2005 Stock Option Plan (as amended as of September 7, 2010, the “Plan”).  A copy of the Plan is attached as an exhibit hereto and the terms and conditions thereof are incorporated herein by this reference and are expressly made part of this Agreement.  All terms used herein and defined in the Plan shall, unless otherwise defined herein, have the same means herein as they have in the Plan.  The Option granted hereby is non-transferable except as otherwise permitted under the Plan.

2.                                      Exercise Price.  The exercise price (the “Exercise Price”) with respect to the Option Shares shall be $8.00 per share without commission or other charge.

3.                                      Exercisability.  This Option shall become exercisable as follows:

Date Option Becomes Exercisable	Cumulative Number of Option Shares as to Which Option is Exercisable
December 31, 2013	33-1/3% or 108,333 Shares
December 31, 2014	66-2/3% or 216,667 Shares
December 31, 2015	100% or 325,000 Shares
Total	100% or 325,000

; provided, however, that if the Company experiences a Change of Control, and on or before the earlier of (x) the 365-day anniversary of the date of such Change of Control or (y) December 31, 2015 the Company terminates the Participant’s employment without Cause, then this Option shall become fully vested and exercisable; provided, further, that this Option shall become fully vested and exercisable on the six-month anniversary of the consummation of a Qualified Public Offering.  In addition, in the event the Company terminates the Participant’s employment without Cause prior to the occurrence of a Change of Control, the Participant shall be entitled to exercise, until the sixtieth (60th) day following the date of such termination, all Options that were exercisable at the time of such termination and all Options that would have become exercisable had the Participant’s employment continued until the 365-day anniversary of the date of termination.  Subject to the foregoing, the effects upon this Option by reason of the Participant’s termination of employment with the Company or any of its subsidiaries due to death, Retirement, Cause or Disability are provided for in Section 6(e) of the Plan.

4.                                      Term.  This Option shall expire on and not be exercisable after April 16, 2018.

5.                                      Manner of Exercise.  This Option may be exercised solely by written notice to the Chief Financial Officer of the Company at least three (3) business days in advance of such exercise and by either (i) full payment of the purchase price in accordance with Section 6(c) of the Plan for the Option Shares with respect to which Option or portion thereof is exercised or (ii) notification that the Participant is electing to exercise the Option or portion thereof on a net basis without the exchange of funds (a “Cashless Exercise”) (provided that the Participant acknowledges and agrees that he may effectuate a Cashless Exercise only with the separate prior approval of the Board of Directors or the Committee), together in each case with payment or arrangement for payment of any federal income or other tax required to be withheld by the Company with respect to such Common Stock and such other documents as may be requested by the Company pursuant to the Plan.

The Company may postpone the time of delivery of a certificate for Common Stock for such additional time as may be necessary to comply with the listing requirements of any securities exchange upon which the Common Stock of the Company listed, or the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or any rules or regulations of the Securities and Exchange Commission promulgated thereunder or the requirements of applicable state laws relating to the authorization, issuance or sale of securities.

In the event that the Participant elects with the prior approval of the Board of Directors or the Committee to effectuate a Cashless Exercise, the Participant agrees not to Transfer the shares of Common Stock issued upon such exercise (the “Cashless Exercise Shares”), which for the avoidance of doubt shall be net of any shares of Common Stock withheld pursuant to Section 11(c) of the Plan to satisfy federal, state and local withholding tax requirements, in an amount which, together with Transfers of Cashless Exercise Shares by Permitted Transferees, exceeds 33-1/3% of the Cashless Exercise Shares during any 12-month period.  The foregoing restriction on Transfer shall not apply to Transfers to Permitted Transferees and shall terminate 30 days following the earlier of (i) the Participant’s termination of employment with the Company or (ii) the occurrence of a Change in Control.

6.                                      Modification and Waiver.  Except as expressly provided in the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company.  No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such provision.  The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

7.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

8.                                      Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.

9.                                      Definitions.  Capitalized terms used herein and not otherwise defined in this Section 9 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Plan.  The following definitions apply to this Agreement and, in the case of defined terms that are also defined in the Plan, supersede such terms as defined in the Plan:

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “controlling” and “controlled” have meanings correlative of the foregoing

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have meanings correlative to the foregoing.

“Capital Stock” means:

(1)                                 with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock;

(2)                                 with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Cause” shall mean the Employee’s (1) failure to perform substantially all of the duties of Executive Vice President, General Counsel and Chief Administrative Officer (other than failure resulting from incapacity due to Disability) or to follow the lawful directions given to the Employee by the Company; (2) being charged with any felony or convicted of any crime punishable by imprisonment other than traffic violations; (3) engagement in an act of fraud or of willful dishonesty towards the Company or any of its Affiliates; (4) material breach of this Agreement or the policies of the Company; or (5) violation of a federal or state securities law or regulation.  Prior to termination for “Cause” as a result of failure as contemplated in clause 1 or 4 above, the Employee shall be given notice of his activity giving rise to such failure and will have fifteen calendar days to correct such activity; provided, that the Company shall only be required to provide notice under this sentence two times during any calendar year.

“Change of Control” means the occurrence of one or more of the following events:

(1)                                 any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than a transaction in which the transferee is controlled by one or more Permitted Holders; or

(2)                                 any Person or Group, other than Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly whether by merger or consolidation, of a majority of the total outstanding Voting Stock of the Company as measured by voting power; provided that there shall be no Change of Control pursuant to this clause (2) if the Permitted Holders continue to have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company.

“Permitted Holders” means Carl C. Icahn, his Affiliates and Related Parties.

“Permitted Transferee” shall mean a Participant’s spouse, child or any other lineal descendant and any trust, partnership or limited liability company for the benefit of, or the ownership interest of which are owned wholly by, the Participant and/or the Participant’s spouse, children or other lineal descendants.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Qualified Public Offering” means a firm-commitment public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act resulting in at least $75,000,000 of gross proceeds to the Company and/or selling stockholders and immediately after which the Common Stock is listed on a national securities exchange.

“Related Parties” means (1) Carl C. Icahn and his siblings, their spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity”) controlled (as hereinafter defined) by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Internal Revenue Code of 1986, as amended (the “IRC”), over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the IRC); or (9) any organization described in Section 501(c) of the IRC of which a member of the Family Group is an officer, director or trustee. Solely for the purposes of this definition of

“Related Parties,” the term “controlled,” means ownership, directly or through ownership of other Entities, of at least thirty percent (30%) of (a) in the case of a corporation, all the voting stock (other than stock that is voting only as required by applicable law or stock that pays dividends only on a nonparticipating basis at a fixed or floating rate and is voting solely as a result of the nonpayment of dividends) and (b) in the case of any other Entity, all the voting equity interests (other than equity interests that are voting only as required by applicable law or equity interests that pay dividends or distributions only on a nonparticipating basis at a fixed or floating rate and are voting solely as a result of the nonpayment of dividends or distributions).

“Transfer” shall mean, with respect to the Cashless Exercise Shares, the transfer, assignment, sale, pledge or encumbrance of such Cashless Exercise Shares.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

IN WITNESS WHEREOF, Viskase Companies, Inc. has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, as of the day and year first above written.

VISKASE COMPANIES, INC.

By	/s/ Thomas Davis
Title: Chairman, President & CEO

/s/ Michael D. Schenker
Michael D. Schenker, Participant